CALIFORNIA SOFTWARE CORPORATION

                                  EXHIBIT #23

                         Consent of Experts and Counsel

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James E. Slayton, CPA
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3867 WEST MARKET STREET
SUITE 208
AKRON, OHIO 44333



To Whom It May Concern                                          January 26, 1999


       The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of January 26, 1999 on the Financial Statements of California Software Corporation from the inception date of October 28, 1998 through January 12, 1999, in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commissions.


Professionally,
/s/ James E. Slayton
James E. Slayton, CPA
Ohio License ID # 04-1-15582



                        CALIFORNIA SOFTWARE CORPORATION

                                  EXHIBIT # 27

                            Financial Date Schedule